UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 13, 2002

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	Commission File Number	93-0256820
(State or other jurisdiction of incorporation or organization)	1-5532-99	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (503) 464-8000

Item 5. Other Events

Federal Energy Regulatory Commission Investigation

On August 13, 2002, the Federal Energy Regulatory Commission (Commission) issued two orders (Orders) initiating investigations into instances of possible misconduct by Portland General Electric Company (PGE, or the Company) and certain other companies. Such investigations are to determine whether PGE or the other companies violated their codes of conduct, the Commission's standards of conduct, or the Commission's market-based rate tariff and, if so violated, to determine remedies, including possible revocation of the companies' market-based rate authority and potential refunds for future wholesale activity.

In the Orders, the Commission established the date commencing sixty days after publication of the notice of the Orders in the Federal Register as the Refund Effective Date. Purchasers of electric energy from PGE at market-based rates after the Refund Effective Date could be entitled to a refund of the difference between the market-based rate and PGE's cost based tariff if PGE were to lose its market-based rate authority.

In the first order (Docket EL02-114-000), the Commission ordered investigation of PGE and Enron Power Marketing, Inc. (EPMI) related to possible violations of their codes of conduct and the Commission's standards of conduct with respect to PGE's purchases and sales of power to EPMI, the pricing of non-power goods and services between PGE and EPMI, and the sharing of certain power and transmission related information between PGE and EPMI that may not have been simultaneously disclosed (Posting) to the public. In addition, the Commission ordered investigation of whether PGE has provided all relevant information related to the Commission's February 13, 2002 fact-finding investigation into whether any entity manipulated short-term prices in electric or natural gas markets in the West, or otherwise exercised undue influence over wholesale prices in the West.

In the second order (Docket EL02-115-000), the Commission ordered investigation of Avista Corporation and Avista Energy, Inc. (collectively, Avista) with respect to, among other things, transactions in which Avista acted as a middleman with respect to sales of electric energy between PGE and EPMI. PGE and EPMI are included as parties to the investigation.

The Posting transactions were discovered by PGE and self reported to the Commission in April, 2002. The transactions involving Avista were reported to the Commission by PGE in the Company's May 22, 2002 response to a data request issued by the Commission on May 8, 2002.

The Orders direct that within approximately fifteen days after designation, a presiding judge is to hold a conference to establish a procedural schedule. Until the presiding judge is designated and the scheduling conference is held, PGE cannot estimate the scope or duration of the investigations.

PGE will continue to cooperate to the fullest extent with the investigations. PGE continues to believe that it has fully complied with the Commission investigation initiated on February 13, 2002, and that it has not engaged in deception or market manipulation.

Structural Separation Criteria (Bankruptcy Remote Structure)

On August 15, 2002, Enron Corp. (Enron) filed a motion with the Bankruptcy Court seeking authority to vote its shares of common stock in PGE to authorize PGE to create a bankruptcy remote structure through the issuance of junior preferred stock. Specifically, PGE's Board of Directors will adopt resolutions (i) authorizing an amendment to PGE's Articles of Incorporation to be submitted to Enron, as common shareholder, for approval, which amendment would create a new class of junior preferred stock (junior to currently authorized classes of preferred stock), and (ii) authorizing issuance of a share of the new class (or a series of the new class) upon shareholder approval (the Share) to a person not related to PGE or Enron. The Share will have a par value of $1.00, a liquidation preference to the Common Stock as to par value but junior to existing preferred stock, an optional redemption right, and certain restrictions on transfer. The Share will also have preferred voting rights, which will limit, subject to certain exceptions, PGE's right to commence any bankruptcy, liquidation, receivership, or similar proceedings (Bankruptcy) without the consent of the holder of the Share. Notably, the consent of the holder of the Share will not be required if the reason for the Bankruptcy is to implement a transaction pursuant to which all of PGE's debt will be paid or assumed without impairment.

In May 2002, Standard & Poor's (S&P) reaffirmed PGE's ratings, but stated that in the absence of a contract for Enron's sale of PGE or an effective bankruptcy remote structure that helps to maintain the separateness of PGE's assets from those of Enron and to protect PGE from a chapter 11 bankruptcy filing, PGE's ratings were likely to be downgraded. (For further information, see "Credit Ratings" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in PGE's Form 10-K for the year ended December 31, 2001 and Form 10-Q for the quarterly period ended June 30, 2002). Enron and PGE have worked with S&P to develop the structure discussed above for submission to the Bankruptcy Court.

PGE understands that approval of the Bankruptcy Court may take up to forty-five (45) days.

In addition to Bankruptcy Court approval, the Oregon Public Utility Commission (OPUC) must approve the issuance of the Share. PGE expects to file for this approval with the OPUC shortly. OPUC approval could take up to thirty (30) days.

Upon approval of the Bankruptcy Court, Enron will vote its Common Stock in PGE to authorize the issuance of the Share. Following that vote and the approval of the OPUC, PGE will file an amendment to its Articles of Incorporation with the Oregon Secretary of State and issue the Share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

August 16, 2002	By:	/s/ James J. Piro
James J. Piro Executive Vice President, Finance Chief Financial Officer and Treasurer